Exhibit 99.1

       Innovex Announces Fourth Quarter and Fiscal 2004 Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Nov. 8, 2004--Innovex, Inc. (Nasdaq:INVX) today reported revenue of $37.1 million for the fiscal 2004 fourth quarter ending September 30, 2004, an 11% decrease from the $41.5 million reported for the prior year fourth quarter. The company's pretax loss, which included restructuring charges of $1.0 million, was $3.8 million in the fourth quarter of fiscal 2004 as compared to a pretax gain of $693,000 in the prior year fourth quarter. The company's net loss was $2.4 million or $0.12 per share in the fourth quarter of fiscal 2004. This compares to a net gain of $759,000 or $0.04 per share in the prior year fourth quarter. The fiscal 2004 fourth quarter pretax restructuring charge of $1.0 million or $0.05 per share is related to the company's previously announced plan to close its Maple Plain facility and transfer operations to the company's Lamphun, Thailand and Litchfield, Minnesota facilities and phase out the flex suspension assembly (FSA) attachment operation. The company's net loss excluding the restructuring charge was $0.07 per share.

    Fiscal 2004 Fourth Quarter

    Consistent with the company's guidance, revenue for the fourth quarter was $37.1 million. The increase over the fiscal 2004 third quarter was the result of new flat panel display (FPD) flex products beginning production. Fiscal 2004 fourth quarter gross margins improved to 7.5% as compared to the fiscal 2004 third quarter as a result of the increased revenue, however, the margins continued to be impacted by the high fixed cost structure in place to meet the expected future levels of actuator flex circuit (AFC) and FPD product revenue.
    Revenue from FSA products generated 61% of the Company's net sales for the quarter, AFC revenue was 16%, FPD product revenue was 12%, integrated circuit packaging application revenue was 6%, network system application revenue was 4% and other revenue was 1%.
    In its December quarter, the company expects revenue between $39 and $41 million and a loss per share from $0.03 to $0.05. The company continues to expect fiscal 2005 revenue between $180 and $205 million. "We are pleased that many of our new display program ramps are gaining momentum," commented William P. Murnane, Innovex's President and CEO. "Our outlook for display and AFC business growth in fiscal 2005 continues to be optimistic. We expect each business segment to generate between 25% and 30% of fiscal 2005 revenue and help create a significantly more diverse product and customer base."

    Flat Panel Display

    The increased fourth quarter revenue resulted from new FPD programs beginning to ramp late in the quarter. These programs will continue to ramp during the fiscal 2005 first quarter and are expected to accelerate greatly during the balance of fiscal 2005 as customers transition to next generation products.

    Disk Drive

    Fiscal 2004 fourth quarter FSA and AFC revenue was in line with the company's expectations. An increase in FSA revenue is expected in the fiscal 2005 first quarter related to seasonal strength within the disk drive industry. AFC demand for the fiscal 2005 first quarter is expected to be similar to the fiscal 2004 fourth quarter demand. The company has had a number of important qualifications on next generation AFC products and is well positioned to significantly grow its AFC business as the disk drive industry transitions to next generation technology.

    Stacked Memory

    Stacked memory revenue for the fiscal 2004 fourth quarter was slightly higher than the third quarter as customer inventory levels improved. The company expects stacked memory demand to continue to improve in its fiscal 2005 first quarter.

    Restructuring

    As anticipated, an additional $1 million restructuring charge was recorded in the fiscal 2004 fourth quarter related to the planned closing of the company's Maple Plain facility. Additional charges of up to $5 million are expected to complete this planned restructuring with $14.8 million of the expected $20 million total charges related to this restructuring having been recorded through September 30, 2004. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next 9-12 months. The company's restructuring plan is progressing on schedule with the Maple Plain facility expected to remain in operation through the initial ramp-up of new display programs before operations are transferred in the last half of fiscal 2005. The company continues to expect annual operating cost savings from $8 to $9 million related to the restructuring.
    "Quarterly cost savings of approximately $700,000 related to the cost reduction measures taken in July were realized in the fiscal 2004 fourth quarter," stated Tom Paulson, Innovex's Chief Financial Officer. "The remaining expected quarterly cost savings required to reach the projected $8 to $9 million in annual savings will occur in late fiscal 2005 after the Maple Plain operations have been transferred to Thailand and Litchfield," stated Paulson.
    Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Standard Time (CST) on Tuesday, November 9, 2004. During the conference call, Mr. Murnane and senior managers will discuss the strong future of the company's FPD business and future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial 785-832-2041 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Tuesday, November 9 beginning at 12:00 p.m. through 11:59 p.m. EST on Thursday, November 11. To access the replay, dial (402) 220-2550 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml.
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


Innovex Announces Fourth Quarter

                             INNOVEX, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)


                                               Three Months Ended
                                           September 30, September 30,
                                               2004          2003
                                           ---------------------------

Net sales                                       $37,092       $41,483
Costs and expenses:
 Cost of sales                                   34,323        34,222
 Selling, general and administrative              3,653         4,327
 Engineering                                      1,633         1,658
 Restructuring charges                              966             0
 Net interest (income) expense                      179           372
 Net other (income) expense                         115           211
                                           ---------------------------
Income (loss) before income taxes                (3,777)          693

Provision for income taxes                       (1,427)          (66)
                                           ---------------------------

Net income (loss)                               ($2,350)         $759
                                           ===========================

Net income (loss) per share:
    Basic                                        ($0.12)        $0.04
                                           ============= =============
    Diluted                                      ($0.12)        $0.04
                                           ============= =============

Weighted average shares outstanding:
    Basic shares                                 19,080        17,433
    Diluted shares                               19,080        18,426


                                               Twelve Months Ended
                                           September 30, September 30,
                                               2004          2003
                                           ---------------------------

Net sales                                      $155,946      $153,007
Costs and expenses:
 Cost of sales                                  137,976       132,142
 Selling, general and administrative             17,781        17,941
 Engineering                                      6,613         6,459
 Restructuring charges                           14,789           750
 Net interest (income) expense                      664         2,040
 Net other (income) expense                        (329)          233
                                           ---------------------------
Income (loss) before income taxes               (21,548)       (6,558)

Provision for income taxes                       (4,052)       (3,599)
                                           ---------------------------

Net income (loss)                              ($17,496)      ($2,959)
                                           ===========================

Net income (loss) per share:
    Basic                                        ($0.92)       ($0.19)
                                           ============= =============
    Diluted                                      ($0.92)       ($0.19)
                                           ============= =============

Weighted average shares outstanding:
    Basic shares                                 19,028        15,735
    Diluted shares                               19,028        15,735


                             INNOVEX, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                          September 30,  September 30,
Assets                                         2004          2003
                                          -------------- -------------
  Cash and short-term investments               $14,422       $21,607
  Accounts receivable, net                       27,248        24,450
  Inventory                                      12,223         8,635
  Other current assets                            3,612         5,839
----------------------------------------------------------------------
     Total current assets                        57,505        60,531
  Property, plant and equipment, net             53,538        66,881
  Intangible & other assets, net                  5,729         5,342
  Deferred income taxes long term                12,975         4,829
----------------------------------------------------------------------
      Total assets                             $129,747      $137,583
                                          ============== =============


Liabilities and Stockholders' Equity
  Current liabilities                           $31,643       $24,949
  Long-term debt                                 11,022         9,087
  Stockholders' equity                           87,082       103,547
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                  $129,747      $137,583
                                          ============== =============


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)


                                                Twelve Months Ended
                                                    September 30,
                                                 2004         2003
                                             -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                $(17,496)    $(2,959)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
    Depreciation and amortization                  11,286      11,709
    Restructuring charges                          14,789         750
    Other non-cash items                             (412)         (8)
Changes in operating assets and liabilities:
      Accounts receivable                          (2,798)     (7,677)
      Inventories                                  (3,588)        650
      Deferred income taxes                        (5,178)     (4,329)
      Other current assets                         (1,203)      1,155
      Accounts payable                              4,736       2,730
      Other liabilities                              (320)       (755)
                                             -------------------------
Net cash provided by (used in) operating
 activities                                          (184)      1,266

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                           (11,097)     (4,946)
   Proceeds from sale of assets                        69          33
                                             -------------------------
Net cash provided by (used in) investing
 activities                                       (11,028)     (4,913)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net long-term debt activity                      2,996     (11,892)
   Net line of credit activity                          -      (7,302)
   Proceeds from follow on issuance                     -      39,462
   Proceeds from exercise of stock options          1,031       2,622
                                             -------------------------
Net cash provided by (used in) financing
 activities                                         4,027      22,890
                                             -------------------------

Increase (decrease) in cash and equivalents        (7,185)     19,243

Cash and equivalents at beginning of period        21,607       2,364
                                             -------------------------
Cash and equivalents at end of period             $14,422     $21,607
                                             =========================

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com